Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-194253) pertaining to the Employee Stock Based Compensation Plans of Endo International plc of our report dated March 26, 2014, with respect to the consolidated financial statements of Paladin Labs, Inc. included in this Current Report on Form 8-K/A of Endo International plc, as of and for the year ended December 31, 2013.

/s/ Ernst & Young LLP (1)

Montreal, Canada

May 8, 2014

(1)	CPA Auditor, CA, public accounting permit no. A120254